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                                                                     EXHIBIT 3.1


                            ARTICLES OF AMENDMENT
                                    TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                   PROFESSIONAL TRANSPORTATION GROUP, LTD.


                                      I.

         The name of the corporation is Professional Transportation Group, Ltd.

                                     II.

         Effective the date hereof, Article One of the Amended and Restated Articles of Incorporation of Professional Transportation Group, Ltd. is amended to read as follows:

                                "ARTICLE FIRST

         The name of the Corporation is Professional Transportation Group Ltd., Inc."

                                     III.

         This amendment was duly approved by the Board of Directors without shareholder action, which was not required, in accordance with Section 14-2-1002 of the Georgia Business Corporation Code on April 2, 1997.


         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer as of the 3rd day of April, 1997.


                                    PROFESSIONAL TRANSPORTATION GROUP, LTD.


                                    /s/ Dennis A. Bakal
                                    ----------------------------------------
                                    By:  Dennis A. Bakal
                                    Title:  President


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                    PROFESSIONAL TRANSPORTATION GROUP, LTD.
                        AMENDED AND RESTATED ARTICLES OF
                                 INCORPORATION

                                       I.

         The name of the Corporation is PROFESSIONAL TRANSPORTATION GROUP, LTD.

                                      II.

         The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                      III.

         This Corporation is authorized to issue two classes of shares of stock to be designated as "preferred" and "common," respectively. The total number of shares that may be issued by this Corporation is 20,100,000 shares without nominal or par value, 100,000 shares to be preferred shares and 20,000,000 shares to be common shares. All or any part of the shares of the common and preferred capital stock may be issued by the Corporation from time to time and for such consideration as may be determined and fixed by the Board of Directors, as provided by law, with due regard to the interest of the existing shareholders; and when such consideration has been received by the Corporation, such shares shall be deemed fully paid and nonassessable. Upon adoption hereof, each of the 520 shares of stock of the Corporation issued and outstanding prior to December 2, 1996, shall become 5,000 shares of common stock of the Corporation.

                                      IV.

         Pursuant to the Official Code of Georgia Annotated (O.C.G.A.) Section 14-2-602, the Board of Directors may determine, in whole or in part, the preferences, limitations, and relative rights of one or more series of any class of shares of the Corporation, and designate the number of shares within that series, before the issuance of any shares of that series. Each such series of stock shall be given a distinguishing designation. All shares of each series must have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series in the same class; provided, however, that any of the voting powers, preferences, designations, rights, qualifications, limitations, or restrictions of or on the series of shares, or the holders thereof, may be dependent upon facts ascertainable outside these Articles of Incorporation if the manner in which the facts shall operate upon voting powers, designations, preferences, rights, qualifications, limitations, or restrictions of or on the shares, or the holders thereof, is clearly and expressly set forth in the Articles of Incorporation. Before issuing any shares of a series created under this Section, the Corporation must deliver to the Secretary of State for filing articles of amendment, which are effective without shareholder action, that set forth:

          (1)  the name of the Corporation;

          (2) the text of the amendment determining the terms of the series of shares;
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          (3)  the date the amendment was adopted; and

          (4) a statement that the amendment was duly adopted by the Board of Directors.

After a series of shares is established, the Board of Directors at any time and from time to time may increase or decrease the number of shares contained in a series, but not below the number of shares then issued, by filing articles of amendment, which are effective without shareholder action, in the manner provided in O.C.G.A. Section 14-2-602. As an initial matter, unless and until amendment by the Board of Directors, the Corporation shall be authorized to issue up to 20,000,000 shares of common stock, which shares shall have unlimited voting rights and, subject to any preferential rights of subsequently issued series of shares, shall be entitled to receive the net assets of the Corporation upon dissolution.

                                       V.

         Any action required by the Georgia Business Corporation Code to be taken at a meeting of the shareholders of the Corporation or any action which may be taken at a meeting of the shareholders may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice shall be given within ten days of the taking of corporate action without a meeting by less than unanimous written consent to those shareholders on the record date whose shares were not represented on the written consent. For purposes of written consent by the shareholders, the record date shall be determined in accordance with the bylaws. No consent shall be effective as approval of a plan of merger or plan of consolidation unless the requirements for the effectiveness of such consent set forth in the Georgia Business Corporation Code have been met.

                                      VI.

         The address of the registered agent of the Corporation on the date of the adoption of the Amended and Restated Articles of Incorporation was Suite 1020, 300 Galleria Parkway, Atlanta, Georgia 30339, and the name of the registered agent of the Corporation at that address was R. Kyle Woods.

                                      VII.

         The mailing address of the principal office of the Corporation is 5025 Derrick Jones Road, Suite 120, Atlanta, Georgia 30349.





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                                     VIII.

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

         (i) any appropriation, in violation of the director's duties, of any business opportunity of the Corporation;

         (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

         (iii) liability under O.C.G.A. Section 14-2-832 (or any successor provision or redesignation thereof); and

         (iv) any transaction from which the director received an improper personal benefit.

         If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

         Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

                                      IX.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.




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         IN WITNESS WHEREOF, the undersigned Corporation has caused these
Amended and Restated Articles of Incorporation to be executed by its president, and attested to by its secretary on the 28th day of January, 1997.

                               PROFESSIONAL TRANSPORTATION
                               GROUP, LTD.


                               By: /s/ Dennis Bakal
                                   ----------------------------------------
                                       Dennis Bakal, President


                                      [CORPORATE SEAL]
ATTEST:


By: /s/ Linda K. Roberts
    -------------------------------
        Linda K. Roberts, Secretary



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